[FORM]

                       ADMINISTRATION AGREEMENT BETWEEN

                      FRANKLIN TEMPLETON SERVICES, INC.
                                     AND
                       FRANKLIN MUTUAL SERIES FUND INC.


      AGREEMENT dated as of ____________, 1997, between Franklin Mutual Series Fund Inc., a Maryland corporation which is a registered open-end investment company, on behalf of its series, MUTUAL FINANCIAL SERVICES FUND (the "Fund"), and Franklin Templeton Services, Inc. ("FTS").

      In consideration of the mutual promises herein made, the parties hereby agree as follows:

      (1) FTS agrees, during the life of this Agreement, to be responsible for:

            (a) providing office space, telephone, office equipment and supplies for the Fund;

            (b) paying compensation of the Fund's officers for services rendered as such;

            (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

            (d) supervising preparation of annual and semiannual reports to shareholders, notices of dividends, capital gains distribution and tax credits, and attending to routine correspondence and other communications with individual shareholders;

            (e)   daily  pricing  of  the  Fund's  investment   portfolio  and
preparing and supervising publication of daily quotations of the bid and asked prices of the Fund's Shares, earnings reports and other financial data;

            (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents and printers;

            (g)   providing trading desk facilities for the Fund;

            (h) supervising compliance by the Fund with recordkeeping requirements under the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, with state regulatory requirements, maintenance of books and records for the Fund (other than those maintained by the custodian and transfer agent), preparing and filing of tax reports other than the Fund's income tax returns;

            (i) monitoring the qualifications of tax deferred retirement plans for the Fund; and

            (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

      (2) The Fund agrees, during the life of this Agreement, to pay to FTS as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the aggregate average daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10% ; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

      (3) This Agreement shall remain in full force and effect through ___________, 1998 and thereafter from year to year to the extent continuance is approved annually by the Board of Directors of the Fund.

      (4)   This  Agreement may be terminated by the Fund at any time on sixty
(60) days' written notice without payment of penalty, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

      (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of FTS, or of reckless disregard of its duties and obligations hereunder, FTS shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.


                                    FRANKLIN MUTUAL SERIES FUND INC.


                                    By: _____________________________
                                          Elizabeth Cohernour
                                          General Counsel & Secretary


                                    Franklin Templeton Services, Inc.


                                    By: ____________________________
                                          Deborah R. Gatzek
                                          Senior Vice President &
                                          Assistant Secretary